Exhibit 23.1

H.J. GRUY AND ASSOCIATES, INC.
6575 West Loop South, Suite 670, Bellaire, Texas 77401 • TEL. (713) 739-1000
EXHIBIT 23.1
CONSENT OF H.J. GRUY AND ASSOCIATES, INC.
We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and the incorporation by reference in (i) the Registration Statements on Form S-3 and (ii) the Registration Statements on Form S-8 of Crescent Energy Company of our report dated February 1, 2024 prepared for SilverBow Resources, Inc., and the information contained therein, included in the Current Report on Form 8-K filed on or about August 13, 2024.

H.J. GRUY AND ASSOCIATES, INC.

by:	/s/ Marilyn Wilson
Marilyn Wilson, P.E.
Chief Executive Officer
August 13, 2024
Houston, Texas